Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
POWERSAFE TECHNOLOGIES CORP.

          POWERSAFE TECHNOLOGIES CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

          A.    Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by Article FOURTH of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of §151 of the General Corporation Law of the State of Delaware, the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock.

          B.    The Certificate of Incorporation provides for two classes of shares, common stock, $.01 par value per share (the “Common Stock”), and preferred stock, $.01 par value per share (the “Preferred Stock”).

          C.    The Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to such Preferred Stock as follows:

          1.    Designation and Authorized Number. The shares of such series of Preferred Stock shall be designated “Series A Convertible Preferred Stock” (referred to herein as the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 60,000.

          2.    Ranking. The Series A Preferred Stock shall rank, as to dividends and upon a Liquidation Event (as defined in Section 5(a) hereof), senior and prior to Junior Securities issued by the Corporation and outstanding. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior, with respect to dividends and upon Liquidation, including, without limitation, the Common Stock, are collectively referred to herein as “Junior Securities.”

          3.    Voting Rights..

                 (a)     Subject to the other provisions contained herein, each Series A Holder (as defined below) shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock (the “Series A Holders”), and the holders of Common Stock shall vote together and not as separate classes.

                 (b)     On all matters put to a vote to the holders of Common Stock, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock could be converted pursuant to the provisions of Section 7 below at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

          (c)     4. Dividends. Commencing on April 1, 2011, the Series A Holders shall be entitled to receive cumulative dividends on each outstanding share of Series A Preferred Stock, which shall accrue on a daily basis at an annual rate equal to eighteen percent (18%) multiplied by $31.00 per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares of Series A Preferred Stock), and which shall be payable in arrears quarterly after April 1, 2011 (each such date, a “Dividend Payment Date”). Any calculation of the amount of such dividends accrued pursuant to the provisions of this Section 3(a) shall be made based on a 360-day year comprised of twelve 30-day months. To the extent that the Corporation can not legally pay such dividend on a Dividend Payment Date, the dividend shall be payable in shares of Series A Preferred Stock (a “PIK Dividend”). If necessary, fractional shares of Series A Preferred Stock may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series A Preferred Stock of all accrued and unpaid dividends that are payable on any Dividend Payment Date in respect of such holder’s shares of Series A Preferred Stock, provided that any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series A Preferred Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Series A Preferred Stock issued as a PIK Dividend shall (a) be due and payable on each Dividend Payment Date following the payment date on which such PIK Dividend was declared (or accrued, if not declared and paid on a Dividend Payment Date) and (b) accrue at the rate set forth in this Section commencing on the day immediately following the Dividend Payment Date on which such PIK Dividends were due and payable (regardless of whether the PIK Dividend was declared or whether the shares of Series A Preferred Stock constituting the PIK Dividends were actually issued). The Series A Dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

          5.    Liquidation.

                 (a)     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Series A Holders shall be paid, in preference and prior to any payment made to the holders of the Junior Securities and any other stock ranking on liquidation junior to the Series A Preferred Stock, an amount per share equal to $31.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus, with respect to each share, an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, computed to the date that payment thereof is made available (such amount is referred to herein as the “Liquidation Preference”). If upon a Liquidation Event, the assets to be distributed among the Series A Holders shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

                 (b)     The Liquidation Preference with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock.

                 (c)     The holders of at least a majority of the then outstanding shares of Series A Preferred Stock, may elect to deem the merger, reorganization or consolidation of the Corporation into or with another corporation, not affiliated with said majority, or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all the assets of the Corporation, as a Liquidation Event for purposes of this Section 5.

          6.    Restrictions.

                (a)     For so long as any shares of Series A Preferred Stock shall remain outstanding, without the written consent of the holders of the holders of at least fifty one percent (51%) of the then outstanding shares of Series A Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation shall not effect, or agree to effect, any of the following:

                         (i)     issue any debt or allow any subsidiary of the Corporation to issue any debt, including debt convertible into equity, other than ordinary course working capital facilities, and certain ordinary course debt in connection with the acquisition of property, plant and/or equipment;

                         (ii)     the authorization, designation, reclassification, creation or issuance of any other class or series of capital stock, in any case, ranking senior or in parity to the Series A Preferred Stock in any respect (including, without limitation, as to preferences upon liquidation, dissolution, winding up of the Corporation or upon a business combination or redemption or dividend rights, or with any special voting rights);

                         (iii)     the issuance of any other class or series of capital stock having a dividend rate or effective yield based on the purchase price in excess of eighteen percent (18%) per annum;

                         (iv)     pay any dividend on shares of Common Stock, except (x) dividends payable in shares of Common Stock and (y) dividends in an amount that, together with the amounts of all dividends previously paid by the Corporation (other than dividends payable pursuant to clause (x) above), does not exceed fifty percent (50%) of the Corporation’s retained earnings through the date of distribution, determined in accordance with generally accepted accounting principles (and without giving effect to any distributions previously made pursuant to this clause (y)) and with the amount of any non-cash dividend being the fair market value thereof as determined in good faith by the board of directors of the Corporation; or

                         (v)     allow any subsidiary of the Corporation to issue any equity security, including any security convertible into or exercisable for any equity security. The forgoing sentence shall not apply to the issuance of any securities in connection with the establishment of joint ventures or similar arrangements with strategic partners.

     (b)     Notwithstanding anything contained herein to the contrary, the Corporation shall be permitted, without the consent of the holders of Series A Preferred Stock, to issue securities which have (y) a liquidation preference senior to the Series A Preferred Stock of up to $6,000,000 and (z) a liquidation preference in parity with the Series A Preferred Stock (including the outstanding Series A Preferred Stock) of up to $1,500,000.

          7.    Conversion.

                (a)     Series A Holders Right to Convert. Subject to the terms and conditions of this Section 7, each seriesconditions of this Section 7, each Series A Holder shall have the right, at its option at any time, to convert any of such holder’s shares of Series A Preferred Stock (except that upon any Liquidation Event the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series A Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock determined by (i) multiplying the number of shares of Series A Preferred Stock to be converted by the Liquidation Preference of such shares and (ii) dividing the result by the conversion price of $1.667 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 7, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Conversion Price”).

                         (i)     Such right of conversion pursuant to this Section 7(a) shall be exercised by any Series A Holder by giving written notice that such holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Series A Holders) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                         (ii)     Promptly after the receipt of the written notice referred to in Section 7(a)(i) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               (b)      Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock. In case the number of shares Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 7(b), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.

               (c)      Subdivision or Combination of Common Stock. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 7(d) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

               (d)      Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as “Reorganizations”), the Series A Holders shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the Series A Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization.

               (e)      Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock, and (2) the Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

               (f)      No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

               (g)      Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock being converted.

               (h)      Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock, in any manner which interferes with the timely conversion of such Series A Preferred Stock except as may otherwise be required to comply with applicable securities laws.

          8.     Redemption. Except as set forth in Section 8(f), the Corporation shall not have the right to call or redeem at any time all or any shares of Series A Preferred Stock. The shares of Series A Preferred Stock may be redeemed by the Series A Holders on the terms set forth in this Section 8.

               (a)      Redemption Right by the Series A Holders. At any time on or after Redemption Trigger Date (as defined below), any holder, or the holders, of 5% or more of the then outstanding shares of Series A Preferred Stock may elect to require the Corporation to redeem all of such holder’s or holders’ (each such holder is referred to individually as a “Redemption Holder” and such holders are referred to collectively as the “Redemption Holders”) outstanding shares of Series A Preferred Stock in accordance with the terms of this Section 7 by giving written notice to the Corporation of such election (the “Series A Election Notice”). Upon receipt of the Series A Election Notice, the Corporation promptly shall fix the date for redemption of such shares of Series A Preferred Stock, which shall be a date not more than 45 days after receipt of the Series A Election Notice (such date, the “Series A Redemption Date”). Upon delivery of the Series A Election Notice, the right of each of the Corporation and the Redemption Holders to convert the shares of Series A Preferred Stock held by the Redemption Holders into Common Stock pursuant to Section 8 hereof shall terminate. The term “Redemption Trigger Date” shall mean April 1, 2011. In no event shall the Corporation at any time issue shares of Preferred Stock with a redemption date earlier than the Redemption Trigger Date, other than the Series B Preferred Stock and any shares which are pari passu with the liquidation preference of the Series B Preferred Stock of up to $3,000,000.

               (b)      Redemption Payment Amount. On the Series A Redemption Date, the Corporation shall pay to each Redemption Holder an amount per share of Series A Preferred Stock equal to $31.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus, with respect to each share, an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, computed to the date that payment thereof is made available (the amount equal to such product, the “Series A Redemption Payment”).

               (c)      Certain Redemption Mechanics. All Redemption Holders shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for their shares of Series A Preferred Stock duly endorsed for transfer to the Corporation (if required by it) on or before the Series A Redemption Date. From and after the close of business on the Series A Redemption Date, unless there shall have been a default in the payment of the Series A Redemption Payments, all rights of the Redemption Holders (except the right to have received the Series A Redemption Payments) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date, the Redemption Holders shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein; provided, however, that such unredeemed shares shall be entitled to receive interest accruing daily with respect to the applicable Series A Redemption Payment at the rate of 18% per annum compounded quarterly. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds shall be used, no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               (d)      Failure to Redeem. If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series A Preferred Stock pursuant to Section 8(a) (a “Mandatory Redemption Obligation”), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and for so long as any Mandatory Redemption Obligations shall not fully be discharged, the Corporation shall not declare or pay any dividend or make any distribution on, or, directly or indirectly, purchase, redeem or discharge any such mandatory redemption or other similar obligation in respect of any Junior Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities.

               (e)      Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

               (f)      Redemption by the Corporation. If at any time more than eighty percent (80%) of the shares of Series A Preferred Stock issued prior to such time have been converted into shares of Common Stock or are not otherwise outstanding, then the Corporation shall have the right, at any time, to redeem all of the remaining outstanding shares of Series A Preferred Stock by giving written notice to each Series A Holders of such election (the “Corporation Election Notice”). The Corporation promptly shall fix the date for redemption, which shall be a date not more than 60 days or less than 45 days after delivery of the Corporation Election Notice (such date, the “Corporation Redemption Date”). On the Corporation Redemption Date, the Corporation shall pay to each Series A Holder an amount per share of Series A Preferred Stock equal to $31.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus, with respect to each share, an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, computed to the date that payment thereof is made available. The right of each of the Series A Holders to convert the shares of Series A Preferred Stock into Common Stock pursuant to Section 8 hereof shall terminate 30 days after the delivery of the Corporation Election Notice.

          9.    Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate this 23rd day of February, 2009.

POWERSAFE TECHNOLOGIES CORP.

By.	/s/ Jack N. Mayer
Name:	Jack N. Mayer
Title:	President